OMB APPROVAL
OMB Number: Expires:	3235-0060 August 31, 2012
Estimated average burden hours per response …28.0

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 15, 2010

APPLIED NANOTECH HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

TEXAS	1-11602	76-0273345
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3006 Longhorn Boulevard, Suite 107, Austin, Texas	78758
(Address of principal executive offices)	(Zip Code)

(512) 339 - 5020
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events.

On October 15, 2010, Douglas P. Baker, our Chief Executive Officer, adopted a pre-arranged stock selling plan, intended to qualify for the safe harbor under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Under the plan, subject to certain limitations: (a) up to 100,000 shares of our common stock acquirable upon the conversion of a note payable by Mr. Baker may be sold at specified market prices greater than or equal to $1.00 per share, (b) an additional 50,000 shares may be sold at specified market prices greater than or equal to $1.50 per share, (c) an additional 50,000 shares may be sold at specified market prices greater than or equal to $2.00 per share, (d) an additional 100,000 shares may be sold at specified market prices greater than or equal to $3.00 per share, and  (e) an additional 100,000 shares may be sold at specified market prices greater than or equal to $4.00 per share. Completion of this plan would result in the sale of a total of 400,000 shares at prices ranging from $1.00 to in excess of $4.00, and upon completion of the plan, Mr. Baker would still retain in excess of 100,000 shares and approximately 1.1 million options, so such sales would represent only approximately 25% of his ownership position.

Sales pursuant to this plan may begin on or after November 15, 2010. The plan will terminate on December 31, 2012, unless terminated sooner in accordance with the plan’s terms. No plan has been adopted for Mr. Baker’s remaining shares. Mr. Baker has informed us that any sales pursuant to this plan will comply with Rule 144.  Any actual sales under this plan will be publicly disclosed under Rule 16a-3.

Except as may be required by law, we do not undertake to report plans by other officers or directors of the Company, nor to report modifications, terminations, transactions or other activities under the plans adopted by the officer named above or the plan of any other officer or director.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

None

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Nanotech Holdings, Inc.

By: /s/ Douglas P. Baker
Date: October 19, 2010	Douglas P. Baker Chief Executive Officer